                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

                         ------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 36

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.

                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         ------------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                         ------------------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                         ------------------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 17, 2003

                         ------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                  13D
--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)               (a)  [x]
    As to a group consisting of persons other than Covered Persons      (b)  [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                        [ ]
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                 7. SOLE VOTING POWER (See Item 6)
                    As to Covered Shares, 0
                    As to Uncovered Shares, as stated in Appendix A
                ----------------------------------------------------------------
  NUMBER OF      8. SHARED VOTING POWER (See Item 6) (Applies to each person
   SHARES           listed on Appendix A.)
BENEFICIALLY
  OWNED BY          183,676,303 Covered Shares held by Covered Persons
  REPORTING         21,341 Uncovered Shares held by Covered Persons(3)
   PERSON           2,397,251 other Uncovered Shares held by Covered Persons(4)
    WITH        ----------------------------------------------------------------
                 9. SOLE DISPOSITIVE POWER (See Item 6)
                    As to Covered Shares, less than 1%
                    As to Uncovered Shares, as stated in Appendix A
                ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER (See Item 6):
                    As to Covered Shares, 0
                    As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    186,094,895
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   38.67%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.
--------------------------------------------------------------------------------

----------

(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 103 private charitable foundations established by 103 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                             Spain              0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                             Italy              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Andrew T. Bednar                                              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                             UK                0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                          Morocco             0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Anna Maria J. Bentley                       UK                0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                  The Netherlands         0             0             0               0
Douglas L. Borden                                             0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                             136             0           136               0
Mairtin Brady                             Ireland             0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Timothy J. Bridges                          UK                0             0             0               0
Victoria A. Bridges                                           0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Julia A. Bronson                                              0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
David D. Buckley                            UK                0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Nicholas F. Burgin                                            0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Sally W. Cantwell                           UK                0           600(5)          0             600(5)
Gerald J. Cardinale                                           0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Mark J. Carney                            Canada              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0


----------

(5)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Lik Shuen David Chan                     Hong Kong            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                        498             0           498               0
Thomas V. Cholnoky                                            0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                           200             0           200               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Colin Coleman                          South Africa           0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Kenneth W. Coquillette                                        0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Michael J. Crinieri                                           0             0             0               0
Craig W. Crossman                        Australia            0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
Jeffrey R. Currie                                             0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Stephen D. Daniel                         Canada              0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Giorgio De Santis                          Italy              0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
Alvaro del Castano                         Spain              0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                        UK                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
David G. Dick                               UK                0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                             Canada              0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                               UK                0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                      France              0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
Mark C. Fletcher                            UK                0             0             0               0
David B. Ford                                                 0           134(6)          0             134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0          2000(7)          0            2000(7)
Gonzalo R. Garcia                          Chile              0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0

----------

(6)      Shared with family members.

(7)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Hywel D. George                             UK                0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(8)          0             300(8)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0         2,860(9)          0            2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0


----------

(8)      Shared with family members.

(9)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                             918           300(10)       918             300(10)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Benoit Herault                            France              0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Axel Hoerger                              Germany             0             0             0               0

----------

(10)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Simon N. Holden                             UK                0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Shin Horie                                 Japan              0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                    578             0           578               0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                             100             0           100               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Andrew J. Jonas                                               0             0             0               0
Adrian M. Jones                           Ireland             0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
Terrence O. Jones                                             0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Shunji Katayama                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                        445             0           445               0
Colin E. King                             Canada            429             0           429               0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                         Germany             0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Melissa B. Kogan                                              0             0             0               0
J. Christopher A. Kojima                  Canada              0             0             0               0
Kazuaki Kojima                             Japan              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0
Takahiro Komatsu                           Japan              0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Srihari Kumar                              India              0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Joon Kwun                               South Korea           0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                               UK                0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                            Germany             0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                              Brazil              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Lisette M. Lieberman                                        758             0           758               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Terence Tayseop Lim                     South Korea           0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Mark A. Lynch                               UK                0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Paula B. Madoff                                               0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Puneet Malhi                                UK                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Jean E. Manas                             Greece              0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Simon I. Mansfield                                            0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Naomi Matsuoka                             Japan              0             0             0               0
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             59             0            59               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Gordon R. McCulloch                         UK                0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Thomas F. McGowan                                             0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
Matthew B. McLennan                      Australia            0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                   4,213             0         4,213               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
James A. McNamara                                             0           215(11)         0             215(11)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                               160             0           160               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Stephen J. Mellas                                             0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Bruce H. Mendelsohn                                         100           400(12)       100             400(12)
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Garry E. Menzel                             UK                0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
Michael J. Millette                                           0             0             0               0
James E. Milligan                                             0             0             0               0
Milton R. Millman                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Philip J. Moffitt                        Australia            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0

----------

(11)     Shared with family members.

(12)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Simon P. Morris                             UK                0             0             0               0
Thomas C. Morrow                                              0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Alvise J. Munari                            UK                0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                          Germany             0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                           228             0           228               0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0            58               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Erik F. Nielsen                           Denmark             0             0             0               0
Hideya Niimi                               Japan              0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                           Australia            0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
James B. Otness                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                           100           100(13)       100             100(13)
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                           287             0           287               0
David E. Perlin                                               0             0             0               0
Bradley J. Peterson                                           0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0

----------

(13)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                         Italy              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        24             0            24               0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                                 Canada              0             0             0               0
Matthew Rafferty                                              0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                   Philippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Sandy C. Rattray                            UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Nicholas T. Reid                            UK                0             0             0               0
David Reilly                                UK                0             0             0               0
Gene Reilly                                                   0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Filip A. Rensky                                               0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Richard J. Revell                           UK                0             0             0               0
Craig Reynolds                                                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kirk L. Rimer                                                 0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            2             0             2               0
Simon M. Robertson                          UK                0             0             0               0
Juliet A. Robinson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
Marina L. Roesler                       USA/Brazil            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(14)         0             200(14)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
David J. Rosenblum                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Marc A. Rothenberg                                            0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Thomas A. Roupe                                               0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Roy J. Salameh                                                0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            211             0           211               0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan            240             0           240               0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                     1,000             0         1,000               0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0


----------

(14)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Daniel Schmitz                            Germany             0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Matthew L. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(15)         0           1,900(15)
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Peter A. Seibold                                              0             0             0               0
Karen D. Seitz                                                0             0             0               0
Hiran N. Selvaratnam                     Australia            0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
Daniel M. Shefter                                             0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
David A. Shiffman                                             0             0             0               0
Abraham Shua                                                  0             0             0               0
Susan E. Sidd                                                 0             0             0               0
Michael H. Siegel                                             0             0             0               0
Daniel J. Silber                                              0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0

----------

(15)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Guy C. Slimmon                              UK                0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(16)         0           1,000(16)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Claudia Spiess                          Switzerland           0             0             0               0
Marc A. Spilker                                               0             0             0               0
Howard Q. Spooner                           UK                0             0             0               0
Joseph F. Squeri                                              0             0             0               0
Christoph W. Stanger                      Austria             0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Chase O. Stevenson                                            0             0             0               0
Richard J. Stingi                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0


----------

(16)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Howard B. Surloff                                             0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Kunio Tahara                               Japan              0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Kui F. Tang                             China (PRC)           0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
Roland W. Tegeder                         Germany             0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Stephen M. Thurer                                             0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Irene Y. Tse                             Hong Kong            0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Keith Tuffley                            Australia            0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Scott B. Ullem                                                0             0             0               0
Kevin M. Ulrich                           Canada              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
Robin A. Vince                              UK                0             0             0               0
David A. Viniar                                               0             0             0               0
Andrea A. Vittorelli                       Italy              0             0             0               0
Barry S. Volpert                                             20             0            20               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0            10(17)         0              10(17)
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Theodore T. Wang                        China (PRC)           0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Mark K. Weeks                               UK                0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
Melanie J. White                            UK                0             0             0               0
William Wicker                                                0             0             0               0

----------

(17)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
A. Carver Wickman                                             0             0             0               0
Elisha Wiesel                                                 0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                         321             0           321               0
Edward R. Wilkinson                                          70             0            70               0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Meurig R. Williams                          UK                0             0             0               0
Todd A. Williams                                             90             0            90               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
Alexander D. Wohl                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Neil J. Wright                              UK                0             0             0               0
Denise A. Wyllie                            UK                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0            40(18)         0              40(18)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Gregory Zenna                                                 0             0             0               0

----------

(18)     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------       ----------------    -----------    ---------    -----------   ----------------
Yi Kevin Zhang                          China (PRC)           0             0             0               0
Joan H. Zief                                                  0             0             0               0
John W. Ziegler                                               0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 103 private                  N/A               0         2,397,251         0           2,397,251
charitable foundations established
by 103 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(19)

----------

(19) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
TRUSTS

120 Broadway Partners(20)                   New Jersey           0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                               0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0

----------

(20)     Created by Peter R. Kellogg.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                    0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(21)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust(22)                         0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                     0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                     0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                     0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0

----------

(21)     Created by Andrew A. Chisholm.

(22)     Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Bradley Craig Spiegel 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001 Trust                             0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                     0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Christopher Palmisano Remainder
    Trust(23)                                                    0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2001 Annuity Trust
    dtd as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                                          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                     0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0


----------

(23)     Created by Robert H. Litzenberger.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The David L. Henle 2001 Annuity Trust I                          0             0             0              0
The David L. Henle 2002 Annuity Trust I                          0             0             0              0
The David L. Henle 2002 Annuity Trust II                         0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David W. Blood 2001 Annuity Trust I                          0             0             0              0
The David W. Blood 2002 Annuity Trust I                          0             0             0              0
The David W. Blood 2002 Annuity Trust II                         0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                     0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Edward Spiegel 2002 Annuity Trust I                          0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elana Brooke Spiegel 2000 Trust                              0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(24)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Evans Trust(25)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0

----------

(24)     Created by David A. Viniar.

(25)     Created by W. Mark Evans.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Guapulo Trust(26)                         Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Harvey Silverman 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                   0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0

----------

(26)     Created by Erland S. Karlsson.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust(27)                                                0             0             0              0
JG 2000 Trust (continuing trust)(27)                             0             0             0              0
JG 2001 GRAT(27)                                                 0             0             0              0
JG 2002 GRAT(27)                                                 0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                    0             0             0              0


----------

(27)     Created by Jacob D. Goldfield.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust(28)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0


----------

(28)       Created by David A. Viniar.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Kuala Trust(29)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust I                          0             0             0              0
The Mark A. Zurack 2002 Annuity Trust I                          0             0             0              0

----------

(29)     Created by Sylvain M. Hefes.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Mark A. Zurack 2002 Annuity Trust II                         0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust(30)                              0             0             0              0
The Melissa Jane Minehan 2001 Trust(30)                          0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0

----------

(30)     Created by E. Gerald Corrigan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000(31)                                                  0             0             0              0
Murphy 2000 (continuing trust)(31)                               0             0             0              0
Murphy 2001 GRAT(31)                                             0             0             0              0
Murphy 2002 GRAT(31)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2001 Annuity Trust I                          0             0             0              0
The Peter S. Kraus 2002 Annuity Trust I                          0             0             0              0
The Peter S. Kraus 2002 Annuity Trust II                         0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0


----------

(31)      Created by Thomas S. Murphy, Jr.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Philip Darivoff 2002 Annuity
     Trust II                                                    0             0             0              0
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
Randal M. Fippinger-Millennium Trust(32)                         0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust(33)                               Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                     0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                     0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(34)                                                    0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0


----------

(32)       Created by Ann F. Kaplan.

(33)       Created by Emmanuel Roman.

(34)       Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Robert B. Litterman 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Katz 2001 Annuity Trust I                          0             0             0              0
The Robert J. Katz 2002 Annuity Trust I                          0             0             0              0
The Robert J. Katz 2002 Annuity Trust II                         0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust I                          0             0             0              0
The Robert J. Pace 2002 Annuity Trust I                          0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                    0             0             0              0
The Robin Neustein 2001 Annuity Trust I                          0             0             0              0
Robin Neustein 2002 Annuity Trust                                0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                     0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                             0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(35)             New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 200235                                               0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Non-Marital Trust(36)                       New Jersey           0             0             0              0
The Unicorn Trust(37)                           UK               0             0             0              0
Vyrona Trust(38)                              Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0

----------

(35)       Created by Thomas J. Healey.

(36)       Created by Peter R. Kellogg.

(37)       Created by Wiet H.M. Pot.

(38)       Created by Sylvain M. Hefes.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
Zachariah Cobrinik 2001 Annuity Trust I                          0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(39)            Delaware            0             0             0              0
Beech Associates, L.P.(40)                   Delaware            0             0             0              0
Bermuda Partners, L.P.(41)                   Delaware            0             0             0              0
Crestley, L.P.(42)                           Delaware            0             0             0              0
Greenley Partners, L.P.(43)                  Delaware            0             0             0              0
HEMPA Limited Partnership(44)                Delaware            0             0             0              0
JSS Investment Partners, L.P.(45)            Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership(46)                 Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(47)             Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II,
    L.P.(48)                                 Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

----------

(39)       Created by Charles B. Seelig, Jr.

(40)       Created by David B. Ford.

(41)       Created by Peter R. Kellogg.

(42)       Created by Thomas J. Healey.

(43)       Created by Jaime E. Yordan.

(44)       Created by Henry M. Paulson, Jr.

(45)       Created by Jonathan S. Savitz.

(46)       Created by Peter Layton.

(47)       Created by Connie K. Duckworth.

(48)       Created by Joseph D. Gutman.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------        -----------------   -----------    ---------    -----------    -----------
LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(49)                            Jersey             0             0             0              0
Chambolle Limited(50)                         Jersey             0             0             0              0
Guapulo Holdings Limited(51)                  Jersey             0             0             0              0
HJS2 Limited(52)                          Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.(53)           Bermuda             0             0             0              0
Majix Limited(54)                             Jersey             0             0             0              0
Melalula Limited(55)                          Jersey             0             0             0              0
RJG Holding Company(56)                   Cayman Islands         0             0             0              0
Robinelli Limited(57)                         Jersey             0             0             0              0
Vyrona Holdings Limited(58)                   Jersey             0             0             0              0
Zurrah Limited(59)                            Jersey             0             0             0              0

----------

(49)     Created by Andrew A. Chisholm.

(50)     Created by Emmanuel Roman.

(51)     Created by Erland S. Karlsson.

(52)     Created by Hsueh J. Sung.

(53)     Created by Peter R. Kellogg.

(54)     Created by Alok Oberoi.

(55)     Created by Peter D. Sutherland.

(56)     Created by Richard J. Gnodde.

(57)     Created by Claudio Costamagna.

(58)     Created by Sylvain M. Hefes.

(59)     Created by Yoel Zaoui.

         This Amendment No. 36 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 36 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on December 20, 2002 and terminated on January 17, 2003 with an aggregate of 5,420,348 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to

25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons in equal installments on each of May 8, 2003 and May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of an aggregate of 2,937,333 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and an aggregate of 8,484,626 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). In addition, the Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the Charitable Donations (as defined in Annex E hereof).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the Charitable Donations described in Annex E hereof, as well as the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002 and December 23, 2002, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 570,300 Covered Shares with strike prices ranging from $65 to $90 and maturity dates ranging from January 18, 2003 to January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         A certain Individual Covered Person, who is not employed by Goldman Sachs, has written on American-style put option on an aggregate of 50,000 Covered Shares with a strike price of $65 and a maturity date of February 22, 2003.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 5,000 Uncovered Shares with strike prices of $80 and maturity dates of January 18, 2003.

         Material to be Filed as Exhibits

Exhibit                                    Description

  A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

  B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                    Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

  E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  J.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.                Form of Guarantee and Pledge Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                    Description

  N.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

  R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                    Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  Z.                Form of Pledge Agreement for beneficiaries of non-U.S.
                    trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

Exhibit                                    Description

  BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

  CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

  DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

  EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by the The Goldman Sachs Group, Inc.).

  FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

                                                                         ANNEX A

                INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND
                     DIRECTORS OF CORPORATE COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                                            LAWS WITHIN THE       GOLDMAN SACHS
  NAME            CITIZENSHIP    BUSINESS ADDRESS     PRESENT EMPLOYMENT    LAST FIVE YEARS        GROUP, INC.
  ----            -----------    ----------------     ------------------    ---------------    -------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda

Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.

Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B


ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C


ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 8,007,196 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On January 8, 2003, one Covered Person donated an aggregate of 50,000
Covered Shares to a private charitable institution (the "Charitable Donations").

On January 6, 2003, 418,250 shares of Common Stock (net of an aggregate of 643,494 shares of Common Stock before withholding for tax purposes) were delivered pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares.

On January 3, 2003, The Evans Trust sold 20,000 Covered Shares for cash in a private transaction, in connection with a call option written by The Evans Trust, at a price of $70.20 per share. On January 6, 2003, The Evans Trust sold 91,380 Covered Shares for cash in a private transaction, in connection with a call option written by The Evans Trust, at a price of $72.35 per share.

The following sales of Covered Shares were made by the following Covered Persons through one of more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Channel A Sales

Christopher A. Cole                    January  3, 2003              2,500                      $70.16
Eric M. Mindich                        January  3, 2003             10,000                      $70.16
John S. Weinberg                       January  3, 2003             10,000                      $70.16
Peter A. Weinberg                      January  3, 2003             10,000                      $70.16
The Patrick J. Ward 2001 Trust         January  3, 2003              4,673                      $70.16
Christopher A. Cole                    January  6, 2003              2,500                      $72.63
Nicholas L. Marovich                   January  6, 2003              4,297                      $72.63
Eric M. Mindich                        January  6, 2003             10,000                      $72.63
John S. Weinberg                       January  6, 2003             10,000                      $72.63
Peter A. Weinberg                      January  6, 2003             10,000                      $72.63
The Patrick J. Ward 2001 Trust         January  6, 2003              4,673                      $72.63
Christopher A. Cole                    January  7, 2003              2,500                      $72.53
Richard A. Friedman                    January  7, 2003            100,000                      $72.53
Eric M. Mindich                        January  7, 2003             10,000                      $72.53
Thomas K. Montag                       January  7, 2003             41,272                      $72.53
John S. Weinberg                       January  7, 2003             10,000                      $72.53
Peter A. Weinberg                      January  7, 2003             10,000                      $72.53
The Patrick J. Ward 2001 Trust         January  7, 2003              4,673                      $72.53
Christopher A. Cole                    January  8, 2003              2,500                      $71.64
Eric M. Mindich                        January  8, 2003             10,000                      $71.64
John S. Weinberg                       January  8, 2003             10,000                      $71.64
Peter A. Weinberg                      January  8, 2003             10,000                      $71.64
The Patrick J. Ward 2001 Trust         January  8, 2003              4,673                      $71.64
Christopher A. Cole                    January  9, 2003              2,500                      $73.13
Robert J. Hurst                        January  9, 2003             25,000                      $73.13
Eric M. Mindich                        January  9, 2003             10,000                      $73.13
John S. Weinberg                       January  9, 2003             10,000                      $73.13
Peter A. Weinberg                      January  9, 2003             10,000                      $73.13
The Patrick J. Ward 2001 Trust         January  9, 2003              4,673                      $73.13
Christopher A. Cole                    January 10, 2003              2,500                      $74.90
Robert J. Hurst                        January 10, 2003             25,000                      $74.90
John S. Weinberg                       January 10, 2003             10,000                      $74.90
Peter A. Weinberg                      January 10, 2003             10,000                      $74.90
The Patrick J. Ward 2001 Trust         January 10, 2003              4,673                      $74.90
Christopher A. Cole                    January 13, 2003              4,000                      $74.92

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
James A. Jacobson                      January 13, 2003               18,650                    $74.92
Thomas K. Montag                       January 13, 2003               44,263                    $74.92
John S. Weinberg                       January 13, 2003               10,000                    $74.92
Peter A. Weinberg                      January 13, 2003               10,000                    $74.92
The Patrick J. Ward 2001 Trust         January 13, 2003                4,673                    $74.92
Christopher A. Cole                    January 14, 2003                4,000                    $74.50
John S. Weinberg                       January 14, 2003               10,000                    $74.50
Peter A. Weinberg                      January 14, 2003               10,000                    $74.50
The Patrick J. Ward 2001 Trust         January 14, 2003                4,673                    $74.50
Christopher A. Cole                    January 15, 2003                4,000                    $73.61
Robert J. Hurst                        January 15, 2003               25,000                    $73.61
John S. Weinberg                       January 15, 2003               10,000                    $73.61
Peter A. Weinberg                      January 15, 2003               10,000                    $73.61
The Patrick J. Ward 2001 Trust         January 15, 2003                4,673                    $73.61
Christopher A. Cole                    January 16, 2003                2,500                    $73.58
John S. Weinberg                       January 16, 2003               10,000                    $73.58
Peter A. Weinberg                      January 16, 2003               10,000                    $73.58
The Patrick J. Ward 2001 Trust         January 16, 2003                4,673                    $73.58
Gary D. Cohn                           January 17, 2003               30,000                    $72.56
Christopher A. Cole                    January 17, 2003                2,500                    $72.56
Kevin W. Kennedy                       January 17, 2003               10,000                    $72.56
Peter A. Weinberg                      January 17, 2003               10,000                    $72.56
The Patrick J. Ward 2001 Trust         January 17, 2003                4,676                    $72.56

Channel B Sales

Zachariah Cobrinik                     January  3, 2003                2,243                    $70.15
E. Gerald Corrigan                     January  3, 2003                5,000                    $70.15
James A. Coufos                        January  3, 2003                2,000                    $70.15
Neil V. Desena                         January  3, 2003                2,500                    $70.15
Vyrona Holdings Limited                January  3, 2003                3,779                    $70.15
Mary C. Henry                          January  3, 2003                4,000                    $70.15
Fern K. Hurst                          January  3, 2003                1,000                    $70.15
Peter R. Kellogg                       January  3, 2003                  800                    $70.15
120 Broadway Partners                  January  3, 2003                1,100                    $70.15
Bermuda Partners, L.P.                 January  3, 2003                  700                    $70.15
IAT Reinsurance Syndicate Ltd          January  3, 2003                3,300                    $70.15
Non-Marital Trust                      January  3, 2003                1,300                    $70.15
Jonathan L. Kolatch                    January  3, 2003               10,000                    $70.15
Ronald G. Marks                        January  3, 2003                6,500                    $70.15
Eff W. Martin                          January  3, 2003               10,000                    $70.15
Avi M. Nash                            January  3, 2003                1,539                    $70.15
Robert J. Pace                         January  3, 2003                5,456                    $70.15
The Unicorn Trust                      January  3, 2003                3,910                    $70.15
James P. Riley Jr.                     January  3, 2003               11,075                    $70.15
Chambolle Limited                      January  3, 2003                1,123                    $70.15
Michael S. Rubinoff                    January  3, 2003               15,807                    $70.15
Michael D. Ryan                        January  3, 2003                  600                    $70.15
Joseph Sassoon                         January  3, 2003                3,000                    $70.15
Steven M. Shafran                      January  3, 2003               10,000                    $70.15
Richard S. Sharp                       January  3, 2003               10,000                    $70.15
Richard G. Sherlund                    January  3, 2003                5,000                    $70.15
Howard A. Silverstein                  January  3, 2003                1,000                    $70.15

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Daniel W. Stanton                      January 3, 2003              20,000                      $70.15
Steven R. Starker                      January 3, 2003              10,000                      $70.15
Melalula Limited                       January 3, 2003               3,543                      $70.15
John R. Tormondsen                     January 3, 2003               7,000                      $70.15
Gary W. Williams                       January 3, 2003               5,000                      $70.15
Steven J. Wisch                        January 3, 2003               5,000                      $70.15
The Michael J Zamkow 2001 Trust        January 3, 2003              10,000                      $70.15
Mark A. Zurack                         January 3, 2003               1,000                      $70.15
Zachariah Cobrinik                     January 6, 2003               2,243                      $72.37
James A. Coufos                        January 6, 2003               2,000                      $72.37
Vyrona Holdings Limited                January 6, 2003               3,779                      $72.37
Mary C. Henry                          January 6, 2003               4,000                      $72.37
Fern K. Hurst                          January 6, 2003               1,000                      $72.37
Peter R. Kellogg                       January 6, 2003                 800                      $72.37
120 Broadway Partners                  January 6, 2003               1,100                      $72.37
Bermuda Partners, L.P.                 January 6, 2003                 700                      $72.37
IAT Reinsurance Syndicate Ltd          January 6, 2003               3,300                      $72.37
Non-Marital Trust                      January 6, 2003               1,300                      $72.37
Ronald G. Marks                        January 6, 2003               3,000                      $72.37
Avi M. Nash                            January 6, 2003               1,534                      $72.37
The Unicorn Trust                      January 6, 2003               3,910                      $72.37
Chambolle Limited                      January 6, 2003               1,123                      $72.37
Michael D. Ryan                        January 6, 2003                 600                      $72.37
Joseph Sassoon                         January 6, 2003               3,000                      $72.37
Richard G. Sherlund                    January 6, 2003               3,863                      $72.37
Howard A. Silverstein                  January 6, 2003               1,000                      $72.37
Jonathan S. Sobel                      January 6, 2003              16,781                      $72.37
Cathrine Stickney Steck                January 6, 2003               4,606                      $72.37
Melalula Limited                       January 6, 2003               3,543                      $72.37
John R. Tormondsen                     January 6, 2003               5,000                      $72.37
M.B. Turnbull Pty, Limited             January 6, 2003               2,000                      $72.37
Lee G. Vance                           January 6, 2003               5,000                      $72.37
Gary W. Williams                       January 6, 2003              10,000                      $72.37
The Michael J Zamkow 2001 Trust        January 6, 2003              10,000                      $72.37
Mark A. Zurack                         January 6, 2003               2,000                      $72.37
Peter L. Briger Jr.                    January 7, 2003              10,000                      $72.46
Christopher J. Carrera                 January 7, 2003               7,439                      $72.46
Zachariah Cobrinik                     January 7, 2003               2,243                      $72.46
E. Gerald Corrigan                     January 7, 2003               7,000                      $72.46
James A. Coufos                        January 7, 2003               3,000                      $72.46
Paul C. Deighton                       January 7, 2003              45,122                      $72.46
John O. Downing                        January 7, 2003              10,000                      $72.46
Aubrey Ellis, Jr.                      January 7, 2003               5,000                      $72.46
Peter C. Gerhard                       January 7, 2003               5,786                      $72.46
Geoffrey T. Grant                      January 7, 2003              15,495                      $72.46
Robert S. Harrison                     January 7, 2003              10,000                      $72.46
Vyrona Holdings Limited                January 7, 2003               3,779                      $72.46
Mary C. Henry                          January 7, 2003               4,000                      $72.46
Fern K. Hurst                          January 7, 2003               1,000                      $72.46
Peter R. Kellogg                       January 7, 2003                 800                      $72.46
120 Broadway Partners                  January 7, 2003               1,100                      $72.46

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Bermuda Partners, L.P.                 January 7, 2003                  700                     $72.46
IAT Reinsurance Syndicate Ltd          January 7, 2003                3,300                     $72.46
Non-Marital Trust                      January 7, 2003                1,300                     $72.46
William J. Kenney                      January 7, 2003               10,000                     $72.46
Bradford C. Koenig                     January 7, 2003               28,151                     $72.46
Jonathan L. Kolatch                    January 7, 2003                9,708                     $72.46
David G. Lambert                       January 7, 2003                7,000                     $72.46
Mijen Family Partnership               January 7, 2003                1,000                     $72.46
Jonathan M. Lopatin                    January 7, 2003                2,980                     $72.46
Ronald G. Marks                        January 7, 2003                5,000                     $72.46
Eff W. Martin                          January 7, 2003               15,000                     $72.46
Edward A. Mule                         January 7, 2003                7,000                     $72.46
Avi M. Nash                            January 7, 2003                1,534                     $72.46
Timothy J. O'Neill                     January 7, 2003               22,208                     $72.46
The Unicorn Trust                      January 7, 2003                3,910                     $72.46
Girish V. Reddy                        January 7, 2003                6,000                     $72.46
Chambolle Limited                      January 7, 2003                1,123                     $72.46
Richard M. Ruzika                      January 7, 2003               18,558                     $72.46
Michael D. Ryan                        January 7, 2003                  600                     $72.46
Joseph Sassoon                         January 7, 2003                5,000                     $72.46
Charles B. Seelig Jr.                  January 7, 2003               10,000                     $72.46
Steven M. Shafran                      January 7, 2003               15,541                     $72.46
The James M Sheridan Shares Trust      January 7, 2003                5,000                     $72.46
Howard A. Silverstein                  January 7, 2003                1,000                     $72.46
Cody J Smith                           January 7, 2003               20,000                     $72.46
Daniel W. Stanton                      January 7, 2003               12,000                     $72.46
Fredric E. Steck                       January 7, 2003                6,000                     $72.46
Melalula Limited                       January 7, 2003                3,543                     $72.46
John R. Tormondsen                     January 7, 2003                5,000                     $72.46
M.B. Turnbull Pty, Limited             January 7, 2003                3,000                     $72.46
Lee G. Vance                           January 7, 2003                5,000                     $72.46
Gary W. Williams                       January 7, 2003               10,000                     $72.46
Steven J. Wisch                        January 7, 2003                5,000                     $72.46
The Michael J Zamkow 2001 Trust        January 7, 2003               10,000                     $72.46
Mark A. Zurack                         January 7, 2003                3,000                     $72.46
Bradley I. Abelow                      January 8, 2003                2,500                     $71.62
Peter L. Briger Jr.                    January 8, 2003               10,000                     $71.62
Zachariah Cobrinik                     January 8, 2003                2,243                     $71.62
E. Gerald Corrigan                     January 8, 2003                5,000                     $71.62
James A. Coufos                        January 8, 2003                2,000                     $71.62
Timothy D. Dattels                     January 8, 2003               15,000                     $71.62
Gavyn Davies                           January 8, 2003               25,000                     $71.62
David A. Dechman                       January 8, 2003               16,358                     $71.62
Neil V. Desena                         January 8, 2003                2,500                     $71.62
Paul S. Efron                          January 8, 2003                4,500                     $71.62
Vyrona Holdings Limited                January 8, 2003                3,779                     $71.62
Mary C. Henry                          January 8, 2003                3,506                     $71.62
Fern K. Hurst                          January 8, 2003                1,000                     $71.62
Francis J. Ingrassia                   January 8, 2003                5,000                     $71.62
Robert J. Katz                         January 8, 2003                2,500                     $71.62
IAT Reinsurance Syndicate Ltd          January 8, 2003                3,300                     $71.62

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Non-Marital Trust                      January 8, 2003               1,300                      $71.62
120 Broadway Partners                  January 8, 2003               1,100                      $71.62
Peter R. Kellogg                       January 8, 2003                 800                      $71.62
Bermuda Partners, L.P.                 January 8, 2003                 700                      $71.62
David G. Lambert                       January 8, 2003               5,000                      $71.62
Mijen Family Partnership               January 8, 2003               1,000                      $71.62
Jonathan M. Lopatin                    January 8, 2003               2,980                      $71.62
Peter G.C. Mallinson                   January 8, 2003              15,000                      $71.62
Ronald G. Marks                        January 8, 2003               2,000                      $71.62
Eff W. Martin                          January 8, 2003              10,000                      $71.62
R. Scott Morris                        January 8, 2003               1,000                      $71.62
Edward A. Mule                         January 8, 2003               8,000                      $71.62
Avi M. Nash                            January 8, 2003               1,534                      $71.62
Timothy J. O'Neill                     January 8, 2003              22,208                      $71.62
The Unicorn Trust                      January 8, 2003               3,910                      $71.62
Chambolle Limited                      January 8, 2003               1,123                      $71.62
Michael D. Ryan                        January 8, 2003                 600                      $71.62
Joseph Sassoon                         January 8, 2003               4,000                      $71.62
Howard A. Silverstein                  January 8, 2003               1,000                      $71.62
Fredric E. Steck                       January 8, 2003               5,000                      $71.62
Cathrine Stickney Steck                January 8, 2003               5,000                      $71.62
Melalula Limited                       January 8, 2003               3,543                      $71.62
Mark R. Tercek                         January 8, 2003              14,687                      $71.62
John R. Tormondsen                     January 8, 2003               5,000                      $71.62
M.B. Turnbull Pty, Limited             January 8, 2003               3,000                      $71.62
Lee G. Vance                           January 8, 2003               5,580                      $71.62
Steven J. Wisch                        January 8, 2003               5,000                      $71.62
Danny O. Yee                           January 8, 2003               5,000                      $71.62
The Michael J Zamkow 2001 Trust        January 8, 2003              10,000                      $71.62
Mark A. Zurack                         January 8, 2003               3,000                      $71.62
Zachariah Cobrinik                     January 9, 2003               2,243                      $72.95
E. Gerald Corrigan                     January 9, 2003               5,000                      $72.95
Gavyn Davies                           January 9, 2003              25,000                      $72.95
Joseph D. Gutman                       January 9, 2003               6,000                      $72.95
Vyrona Holdings Limited                January 9, 2003               3,779                      $72.95
Mary C. Henry                          January 9, 2003               3,000                      $72.95
M. Roch Hillenbrand                    January 9, 2003              10,000                      $72.95
Fern K. Hurst                          January 9, 2003               1,000                      $72.95
Stefan J. Jentzsch                     January 9, 2003              45,000                      $72.95
Robert J. Katz                         January 9, 2003               2,500                      $72.95
IAT Reinsurance Syndicate Ltd          January 9, 2003               3,300                      $72.95
Non-Marital Trust                      January 9, 2003               1,300                      $72.95
120 Broadway Partners                  January 9, 2003               1,100                      $72.95
Peter R. Kellogg                       January 9, 2003                 800                      $72.95
Bermuda Partners, L.P.                 January 9, 2003                 700                      $72.95
Jonathan M. Lopatin                    January 9, 2003               2,980                      $72.95
Avi M. Nash                            January 9, 2003               1,534                      $72.95
The Unicorn Trust                      January 9, 2003               3,910                      $72.95
Chambolle Limited                      January 9, 2003               1,123                      $72.95
Michael D. Ryan                        January 9, 2003                 600                      $72.95
Antoine Schwartz                       January 9, 2003               3,201                      $72.95
Howard A. Silverstein                  January 9, 2003               1,000                      $72.95

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Fredric E. Steck                       January  9, 2003              5,000                      $72.95
Melalula Limited                       January  9, 2003              3,543                      $72.95
John R. Tormondsen                     January  9, 2003              5,000                      $72.95
M.B. Turnbull Pty, Limited             January  9, 2003              2,000                      $72.95
Lee G. Vance                           January  9, 2003              5,580                      $72.95
Steven J. Wisch                        January  9, 2003              5,000                      $72.95
The Michael J Zamkow 2001 Trust        January  9, 2003             10,000                      $72.95
Mark A. Zurack                         January  9, 2003              3,000                      $72.95
Zachariah Cobrinik                     January 10, 2003              2,243                      $74.88
E. Gerald Corrigan                     January 10, 2003              5,000                      $74.88
James A. Coufos                        January 10, 2003              2,000                      $74.88
Neil V. Desena                         January 10, 2003              2,500                      $74.88
Christopher G. French                  January 10, 2003             11,000                      $74.88
Robert S. Harrison                     January 10, 2003             10,000                      $74.88
Vyrona Holdings Limited                January 10, 2003              3,779                      $74.88
Fern K. Hurst                          January 10, 2003              1,000                      $74.88
Francis J. Ingrassia                   January 10, 2003              5,000                      $74.88
Robert J. Katz                         January 10, 2003              2,500                      $74.88
IAT Reinsurance Syndicate Ltd          January 10, 2003              3,300                      $74.88
Non-Marital Trust                      January 10, 2003              1,300                      $74.88
120 Broadway Partners                  January 10, 2003              1,100                      $74.88
Peter R. Kellogg                       January 10, 2003                800                      $74.88
Bermuda Partners, L.P.                 January 10, 2003                700                      $74.88
William J. Kenney                      January 10, 2003              5,000                      $74.88
David G. Lambert                       January 10, 2003              4,000                      $74.88
Jonathan M. Lopatin                    January 10, 2003              2,980                      $74.88
Eff W. Martin                          January 10, 2003             10,000                      $74.88
Sanjeev K. Mehra                       January 10, 2003              8,763                      $74.88
Sharmin Mossavar-Rahmani               January 10, 2003             10,000                      $74.88
Edward A. Mule                         January 10, 2003             10,000                      $74.88
Avi M. Nash                            January 10, 2003              1,534                      $74.88
Robin Neustein                         January 10, 2003             25,000                      $74.88
The Unicorn Trust                      January 10, 2003              3,910                      $74.88
Chambolle Limited                      January 10, 2003              1,123                      $74.88
Michael D. Ryan                        January 10, 2003                600                      $74.88
Joseph Sassoon                         January 10, 2003              5,000                      $74.88
Antoine Schwartz                       January 10, 2003              8,000                      $74.88
Charles B. Seelig Jr.                  January 10, 2003             10,000                      $74.88
Richard S. Sharp                       January 10, 2003             40,435                      $74.88
The James M Sheridan Shares Trust      January 10, 2003              5,000                      $74.88
Howard A. Silverstein                  January 10, 2003              1,000                      $74.88
Daniel W. Stanton                      January 10, 2003              5,000                      $74.88
Fredric E. Steck                       January 10, 2003              8,000                      $74.88
Melalula Limited                       January 10, 2003              3,543                      $74.88
M.B. Turnbull Pty, Limited             January 10, 2003              3,000                      $74.88
Lee G. Vance                           January 10, 2003              5,580                      $74.88
Steven J. Wisch                        January 10, 2003              5,000                      $74.88
Mark A. Zurack                         January 10, 2003              3,000                      $74.88
Richard J. Bronks                      January 13, 2003             10,000                      $74.99
Zachariah Cobrinik                     January 13, 2003              2,243                      $74.99
Carlos A. Cordeiro                     January 13, 2003             25,000                      $74.99

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
James A. Coufos                        January 13, 2003              2,000                      $74.99
Frank L. Coulson Jr.                   January 13, 2003             10,000                      $74.99
Timothy D. Dattels                     January 13, 2003             16,965                      $74.99
Neil V. Desena                         January 13, 2003              2,500                      $74.99
Paul S. Efron                          January 13, 2003              4,013                      $74.99
Amy O. Goodfriend                      January 13, 2003              2,000                      $74.99
Vyrona Holdings Limited                January 13, 2003              3,779                      $74.99
Fern K. Hurst                          January 13, 2003              1,000                      $74.99
Timothy J. Ingrassia                   January 13, 2003             14,835                      $74.99
Robert J. Katz                         January 13, 2003              5,000                      $74.99
IAT Reinsurance Syndicate Ltd          January 13, 2003              3,300                      $74.99
Non-Marital Trust                      January 13, 2003              1,300                      $74.99
120 Broadway Partners                  January 13, 2003              1,100                      $74.99
Peter R. Kellogg                       January 13, 2003                800                      $74.99
Bermuda Partners, L.P.                 January 13, 2003                700                      $74.99
William J. Kenney                      January 13, 2003              5,073                      $74.99
Douglas W. Kimmelman                   January 13, 2003              5,000                      $74.99
David G. Lambert                       January 13, 2003              3,973                      $74.99
Jonathan M. Lopatin                    January 13, 2003              2,980                      $74.99
Sanjeev K. Mehra                       January 13, 2003              7,500                      $74.99
Edward A. Mule                         January 13, 2003              6,000                      $74.99
Avi M. Nash                            January 13, 2003              1,534                      $74.99
Robin Neustein                         January 13, 2003             10,000                      $74.99
The Unicorn Trust                      January 13, 2003              3,910                      $74.99
Girish V. Reddy                        January 13, 2003              6,000                      $74.99
Chambolle Limited                      January 13, 2003              1,123                      $74.99
Michael D. Ryan                        January 13, 2003                600                      $74.99
Richard A. Sapp                        January 13, 2003             12,500                      $74.99
Joseph Sassoon                         January 13, 2003              5,000                      $74.99
Antoine Schwartz                       January 13, 2003             10,000                      $74.99
Richard S. Sharp                       January 13, 2003             15,000                      $74.99
Howard A. Silverstein                  January 13, 2003              2,000                      $74.99
Cathrine Stickney Steck                January 13, 2003              5,000                      $74.99
Melalula Limited                       January 13, 2003              3,543                      $74.99
M.B. Turnbull Pty, Limited             January 13, 2003              2,962                      $74.99
Lee G. Vance                           January 13, 2003              5,580                      $74.99
Steven J. Wisch                        January 13, 2003              5,490                      $74.99
Michael J. Zamkow                      January 13, 2003             10,000                      $74.99
Mark A. Zurack                         January 13, 2003              3,000                      $74.99
Richard J. Bronks                      January 14, 2003              9,926                      $74.38
Zachariah Cobrinik                     January 14, 2003              2,243                      $74.38
James A. Coufos                        January 14, 2003              2,000                      $74.38
Gavyn Davies                           January 14, 2003             25,000                      $74.38
Robert S. Harrison                     January 14, 2003             10,000                      $74.38
Vyrona Holdings Limited                January 14, 2003              3,779                      $74.38
M. Roch Hillenbrand                    January 14, 2003              5,000                      $74.38
Fern K. Hurst                          January 14, 2003              1,000                      $74.38
Ann F. Kaplan                          January 14, 2003             20,000                      $74.38
Robert J. Katz                         January 14, 2003              2,500                      $74.38
IAT Reinsurance Syndicate Ltd          January 14, 2003              3,300                      $74.38
Non-Marital Trust                      January 14, 2003              1,300                      $74.38
120 Broadway Partners                  January 14, 2003              1,100                      $74.38
Peter R. Kellogg                       January 14, 2003                800                      $74.38

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Bermuda Partners, L.P.                 January 14, 2003                700                      $74.38
Mijen Family Partnership               January 14, 2003              1,000                      $74.38
Jonathan M. Lopatin                    January 14, 2003              2,980                      $74.38
Peter G.C. Mallinson                   January 14, 2003             20,000                      $74.38
Eff W. Martin                          January 14, 2003             10,000                      $74.38
John P. McNulty                        January 14, 2003             86,175                      $74.38
Edward A. Mule                         January 14, 2003              7,000                      $74.38
Avi M. Nash                            January 14, 2003              1,534                      $74.38
Robin Neustein                         January 14, 2003             10,000                      $74.38
Timothy J. O'Neill                     January 14, 2003             11,104                      $74.38
Greg M. Ostroff                        January 14, 2003             19,753                      $74.38
The Unicorn Trust                      January 14, 2003              3,910                      $74.38
Simon M. Robertson                     January 14, 2003             10,000                      $74.38
J. David Rogers                        January 14, 2003             10,000                      $74.38
Chambolle Limited                      January 14, 2003              1,123                      $74.38
Michael D. Ryan                        January 14, 2003                600                      $74.38
Richard A. Sapp                        January 14, 2003             12,500                      $74.38
Joseph Sassoon                         January 14, 2003              5,000                      $74.38
Charles B. Seelig Jr.                  January 14, 2003             23,458                      $74.38
The James M Sheridan Shares Trust      January 14, 2003              5,000                      $74.38
Howard A. Silverstein                  January 14, 2003              2,000                      $74.38
Daniel W. Stanton                      January 14, 2003              5,000                      $74.38
Fredric E. Steck                       January 14, 2003              4,000                      $74.38
Melalula Limited                       January 14, 2003              3,543                      $74.38
Byron D. Trott                         January 14, 2003             20,000                      $74.38
Lee G. Vance                           January 14, 2003              5,580                      $74.38
Danny O. Yee                           January 14, 2003             15,000                      $74.38
Michael J. Zamkow                      January 14, 2003             10,000                      $74.38
Zurrah Limited                         January 14, 2003             25,000                      $74.38
Mark A. Zurack                         January 14, 2003              3,000                      $74.38
Bradley I. Abelow                      January 15, 2003              2,000                      $73.65
Zachariah Cobrinik                     January 15, 2003              2,243                      $73.65
Lawrence A. Cohen                      January 15, 2003             15,000                      $73.65
James A. Coufos                        January 15, 2003              2,000                      $73.65
Philip M. Darivoff                     January 15, 2003              7,000                      $73.65
Neil V. Desena                         January 15, 2003              1,271                      $73.65
John O. Downing                        January 15, 2003             10,000                      $73.65
Lawton W. Fitt                         January 15, 2003             20,000                      $73.65
Joseph H. Gleberman                    January 15, 2003             30,000                      $73.65
Amy O. Goodfriend                      January 15, 2003              3,000                      $73.65
Joseph D. Gutman                       January 15, 2003              6,000                      $73.65
Robert S. Harrison                     January 15, 2003             10,000                      $73.65
Vyrona Holdings Limited                January 15, 2003              3,779                      $73.65
David L. Henle                         January 15, 2003              5,000                      $73.65
Jacquelyn M. Hoffman-Zehner            January 15, 2003             24,571                      $73.65
Fern K. Hurst                          January 15, 2003              1,000                      $73.65
Robert J. Katz                         January 15, 2003              5,000                      $73.65
IAT Reinsurance Syndicate Ltd          January 15, 2003              3,300                      $73.65
Non-Marital Trust                      January 15, 2003              1,300                      $73.65
120 Broadway Partners                  January 15, 2003              1,100                      $73.65
Peter R. Kellogg                       January 15, 2003                800                      $73.65
Bermuda Partners, L.P.                 January 15, 2003                700                      $73.65

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
David G. Lambert                       January 15, 2003              2,000                      $73.65
Matthew G. L'Heureux                   January 15, 2003             22,286                      $73.65
Jonathan M. Lopatin                    January 15, 2003              2,980                      $73.65
Michael R. Lynch                       January 15, 2003             30,000                      $73.65
R. Scott Morris                        January 15, 2003              1,000                      $73.65
Sharmin Mossavar-Rahmani               January 15, 2003             10,000                      $73.65
Edward A. Mule                         January 15, 2003              6,000                      $73.65
Avi M. Nash                            January 15, 2003              1,534                      $73.65
Robin Neustein                         January 15, 2003             15,000                      $73.65
Timothy J. O'Neill                     January 15, 2003             11,105                      $73.65
The Unicorn Trust                      January 15, 2003              3,910                      $73.65
Stephen D. Quinn                       January 15, 2003             20,000                      $73.65
Girish V. Reddy                        January 15, 2003              6,000                      $73.65
J. David Rogers                        January 15, 2003             10,000                      $73.65
Chambolle Limited                      January 15, 2003              1,123                      $73.65
Michael D. Ryan                        January 15, 2003                600                      $73.65
Richard A. Sapp                        January 15, 2003             12,500                      $73.65
Joseph Sassoon                         January 15, 2003              4,000                      $73.65
Howard B. Schiller                     January 15, 2003             25,000                      $73.65
Howard A. Silverstein                  January 15, 2003              2,000                      $73.65
Cody J Smith                           January 15, 2003             20,000                      $73.65
Melalula Limited                       January 15, 2003              3,543                      $73.65
Lee G. Vance                           January 15, 2003              5,580                      $73.65
Richard E. Witten                      January 15, 2003             30,000                      $73.65
Mark A. Zurack                         January 15, 2003              3,000                      $73.65
Peter L. Briger Jr.                    January 16, 2003             20,000                      $73.52
Zachariah Cobrinik                     January 16, 2003              2,240                      $73.52
Lawrence A. Cohen                      January 16, 2003              6,000                      $73.52
Christopher G. French                  January 16, 2003             11,753                      $73.52
Amy O. Goodfriend                      January 16, 2003              3,000                      $73.52
Andrew M. Gordon                       January 16, 2003             11,734                      $73.52
Robert S. Harrison                     January 16, 2003              4,294                      $73.52
Vyrona Holdings Limited                January 16, 2003              3,779                      $73.52
Fern K. Hurst                          January 16, 2003              1,000                      $73.52
Barry A. Kaplan                        January 16, 2003              7,000                      $73.52
Robert J. Katz                         January 16, 2003              5,000                      $73.52
IAT Reinsurance Syndicate Ltd          January 16, 2003              3,300                      $73.52
Non-Marital Trust                      January 16, 2003              1,300                      $73.52
120 Broadway Partners                  January 16, 2003              1,100                      $73.52
Peter R. Kellogg                       January 16, 2003                800                      $73.52
Bermuda Partners, L.P.                 January 16, 2003                700                      $73.52
David G. Lambert                       January 16, 2003              1,000                      $73.52
Jonathan M. Lopatin                    January 16, 2003              2,980                      $73.52
Michael R. Lynch                       January 16, 2003             30,000                      $73.52
Edward A. Mule                         January 16, 2003              7,000                      $73.52
Avi M. Nash                            January 16, 2003              1,534                      $73.52
Robin Neustein                         January 16, 2003             13,000                      $73.52
The Unicorn Trust                      January 16, 2003              3,910                      $73.52
Stephen D. Quinn                       January 16, 2003             20,000                      $73.52
J. David Rogers                        January 16, 2003             10,000                      $73.52
Chambolle Limited                      January 16, 2003              1,123                      $73.52
Michael D. Ryan                        January 16, 2003                600                      $73.52
Richard A. Sapp                        January 16, 2003             12,500                      $73.52

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Joseph Sassoon                         January 16, 2003              2,000                      $73.52
Charles B. Seelig Jr.                  January 16, 2003             20,000                      $73.52
The James M Sheridan Shares Trust      January 16, 2003              5,000                      $73.52
Howard A. Silverstein                  January 16, 2003              1,000                      $73.52
Daniel W. Stanton                      January 16, 2003              5,000                      $73.52
Steven R. Starker                      January 16, 2003              6,500                      $73.52
Fredric E. Steck                       January 16, 2003              1,388                      $73.52
Melalula Limited                       January 16, 2003              3,543                      $73.52
John L. Townsend III                   January 16, 2003             25,000                      $73.52
Lee G. Vance                           January 16, 2003              5,580                      $73.52
George W. Wellde Jr.                   January 16, 2003             25,000                      $73.52
Gary W. Williams                       January 16, 2003             10,000                      $73.52
Michael J. Zamkow                      January 16, 2003             11,592                      $73.52
Mark A. Zurack                         January 16, 2003              3,000                      $73.52
Mary Ann Casati                        January 17, 2003             14,000                      $72.62
Lawrence A. Cohen                      January 17, 2003              7,500                      $72.62
Carlos A. Cordeiro                     January 17, 2003             46,632                      $72.62
Philip M. Darivoff                     January 17, 2003              7,000                      $72.62
Joseph Della Rosa                      January 17, 2003             50,000                      $72.62
Lawton W. Fitt                         January 17, 2003             40,000                      $72.62
Amy O. Goodfriend                      January 17, 2003              2,000                      $72.62
Andrew M. Gordon                       January 17, 2003             11,734                      $72.62
Joseph D. Gutman                       January 17, 2003              6,000                      $72.62
Vyrona Holdings Limited                January 17, 2003              3,785                      $72.62
Fern K. Hurst                          January 17, 2003              1,000                      $72.62
Francis J. Ingrassia                   January 17, 2003              7,500                      $72.62
Barry A. Kaplan                        January 17, 2003              7,000                      $72.62
Robert J. Katz                         January 17, 2003              5,000                      $72.62
IAT Reinsurance Syndicate Ltd          January 17, 2003              2,897                      $72.62
Non-Marital Trust                      January 17, 2003              1,932                      $72.62
120 Broadway Partners                  January 17, 2003              1,929                      $72.62
Peter R. Kellogg                       January 17, 2003              1,077                      $72.62
Bermuda Partners, L.P.                 January 17, 2003                939                      $72.62
Douglas W. Kimmelman                   January 17, 2003              2,500                      $72.62
David G. Lambert                       January 17, 2003              1,000                      $72.62
Jonathan M. Lopatin                    January 17, 2003              2,981                      $72.62
Michael R. Lynch                       January 17, 2003             21,179                      $72.62
Peter G.C. Mallinson                   January 17, 2003             25,000                      $72.62
Eff W. Martin                          January 17, 2003             15,000                      $72.62
The Edward Scott Mead 2001 Trust       January 17, 2003             10,000                      $72.62
Sharmin Mossavar-Rahmani               January 17, 2003             10,000                      $72.62
Edward A. Mule                         January 17, 2003              7,000                      $72.62
Avi M. Nash                            January 17, 2003              1,534                      $72.62
Robin Neustein                         January 17, 2003             12,041                      $72.62
The Unicorn Trust                      January 17, 2003              3,918                      $72.62
Stephen D. Quinn                       January 17, 2003             43,391                      $72.62
Matthew Rafferty                       January 17, 2003              1,000                      $72.62
Michael G. Rantz                       January 17, 2003             33,443                      $72.62
Simon M. Robertson                     January 17, 2003             10,000                      $72.62
J. David Rogers                        January 17, 2003             10,000                      $72.62
Chambolle Limited                      January 17, 2003              1,116                      $72.62

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Michael D. Ryan                        January 17, 2003               600                       $72.62
Joseph Sassoon                         January 17, 2003             2,000                       $72.62
The James M Sheridan Shares Trust      January 17, 2003             5,693                       $72.62
Howard A. Silverstein                  January 17, 2003             1,000                       $72.62
Steven R. Starker                      January 17, 2003             6,780                       $72.62
Melalula Limited                       January 17, 2003             3,545                       $72.62
Lee G. Vance                           January 17, 2003             5,575                       $72.62
George W. Wellde Jr.                   January 17, 2003            24,477                       $72.62
Michael J. Zamkow                      January 17, 2003            10,000                       $72.62
Mark A. Zurack                         January 17, 2003             3,984                       $72.62

Other Sales

Bailon, Katherine M                    January  3, 2003               899                       $70.15
McCabe, John J                         January  3, 2003               200                       $70.15
Shalett, Lisa M                        January  3, 2003             2,875                       $70.15
Amrolia, Zarthustra J                  January  6, 2003             7,402                       $72.37
Duggan, Brian F                        January  6, 2003             4,000                       $72.37
Ekaireb, Jason H                       January  6, 2003               750                       $72.37
Hattori, Nobumichi                     January  6, 2003             5,270                       $72.37
Lawler, Peter                          January  6, 2003             2,835                       $72.37
Marovich, Nicholas L                   January  6, 2003            10,708                       $72.37
Opperman, Daniel P                     January  6, 2003             3,223                       $72.37
Rogan, James H                         January  6, 2003             3,326                       $72.37
Salvadore, Richard C                   January  6, 2003             2,507                       $72.37
Siegel, Michael H                      January  6, 2003               524                       $72.37
Sveva, Gary J                          January  6, 2003             3,376                       $72.37
Toki, Daisuke                          January  6, 2003               112                       $72.37
Bender, Jordan M                       January  7, 2003               100                       $72.45
Camp, Elizabeth V                      January  7, 2003             1,500                       $72.45
Cohen, Lawrence A                      January  7, 2003             6,017                       $72.45
Cooper, Philip A                       January  7, 2003             3,000                       $72.45
Darnall, Matthew S                     January  7, 2003             1,500                       $72.45
Dias, Stephen D                        January  7, 2003               255                       $72.45
Ekaireb, Jason H                       January  7, 2003               750                       $72.45
Ferrari, Luca D                        January  7, 2003             3,154                       $72.45
Frisch, Matthias K                     January  7, 2003               500                       $72.45
Gridley, William W                     January  7, 2003             2,294                       $72.45
Gridley, William W                     January  7, 2003               706                       $72.45
Guth, Celeste A                        January  7, 2003             2,200                       $72.45
Hitchner, Kenneth W                    January  7, 2003             2,153                       $72.45
Hylander, Phillip S                    January  7, 2003             7,584                       $72.45
Jacob III, William L                   January  7, 2003             2,000                       $72.45
King, Colin E                          January  7, 2003             1,131                       $72.45
Layton, Peter J                        January  7, 2003             1,000                       $72.45
Longo, Joseph                          January  7, 2003               500                       $72.45
MacDonald, Peter B                     January  7, 2003               125                       $72.45
Miele, Michael R                       January  7, 2003             1,000                       $72.45
Morris, James P                        January  7, 2003             1,209                       $72.45
Mullins, Eric D                        January  7, 2003             8,690                       $72.45
O'Connor, Gavin G                      January  7, 2003               938                       $72.45
Quinn, Kevin A                         January  7, 2003             1,200                       $72.45
Rominger, Eileen P                     January  7, 2003             3,303                       $72.45

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Shefter, Daniel M                       January  7, 2003                200                      $72.45
Tilroe, Jason A                         January  7, 2003              1,400                      $72.45
Wang, Hsueh-Ming                        January  7, 2003              3,000                      $72.45
York Jr, W. Thomas                      January  7, 2003              3,500                      $72.45
Ekaireb, Jason H                        January  8, 2003                750                      $71.62
Frankel, Oliver L                       January  8, 2003                500                      $71.62
Grigg, Sebastian                        January  8, 2003                540                      $71.62
Layton, Peter J                         January  8, 2003              1,090                      $71.62
Wolf Jr, William H                      January  8, 2003                500                      $71.62
Ekaireb, Jason H                        January  9, 2003                750                      $72.95
Ferro Jr, John A                        January  9, 2003              3,417                      $72.95
Simon, Richard P                        January  9, 2003              2,000                      $72.95
Aberg, Peter C                          January 10, 2003              3,266                      $74.88
Crowder, Neil D                         January 10, 2003              2,000                      $74.88
Ekaireb, Jason H                        January 10, 2003                618                      $74.88
Evans, Ian J                            January 10, 2003                500                      $74.88
Evans, Ian J                            January 10, 2003                526                      $74.88
Frisch, Matthias K                      January 10, 2003                500                      $74.88
Harvey, Paul R                          January 10, 2003             10,514                      $74.88
Hoogkamp, Gregory T                     January 10, 2003              1,000                      $74.88
Iglehart, John S                        January 10, 2003              2,000                      $74.88
Kerr, Steven                            January 10, 2003             17,869                      $74.88
Mullen, Donald R                        January 10, 2003              5,000                      $74.88
Porges, Ellen R                         January 10, 2003                719                      $74.88
Quinn,Kevin A                           January 10, 2003                568                      $74.88
Roberts, Paul M                         January 10, 2003              5,050                      $74.88
Ross, Ivan                              January 10, 2003                547                      $74.88
Turner, Christopher H                   January 10, 2003              1,200                      $74.88
Wolf Jr, William H                      January 10, 2003                500                      $74.88
Biamonti, Jean-Luc                      January 13, 2003              4,100                      $74.99
Burgin, Nicholas F                      January 13, 2003                196                      $74.99
Cooper, Philip A                        January 13, 2003              3,000                      $74.99
Daly, John S                            January 13, 2003              1,115                      $74.99
Duggan, Brian F                         January 13, 2003              1,228                      $74.99
Fuge, C. Douglas                        January 13, 2003              4,000                      $74.99
Gridley, William W                      January 13, 2003                105                      $74.99
Grip, Douglas C                         January 13, 2003              4,749                      $74.99
Kauffman, John J                        January 13, 2003              1,400                      $74.99
Keusch, Lawrence S                      January 13, 2003              4,000                      $74.99
King, Colin E                           January 13, 2003              1,009                      $74.99
Leydecker, Mark E                       January 13, 2003              6,559                      $74.99
Schapira, Paul S                        January 13, 2003                500                      $74.99
Ueda, Eiji                              January 13, 2003              3,000                      $74.99
York Jr, W. Thomas                      January 13, 2003              3,000                      $74.99
Chiaramonte, Sacha A                    January 14, 2003                634                      $74.38
Cooper, Edith W                         January 14, 2003              5,000                      $74.38
DeFoor, Bradley S                       January 14, 2003                331                      $74.38
Ealet, Isabelle                         January 14, 2003              7,000                      $74.38
Layton, Peter J                         January 14, 2003              1,000                      $74.38
Leitner, Anthony J                      January 14, 2003                200                      $74.38
Levande, Alan B                         January 14, 2003              7,605                      $74.38
Longo, Joseph                           January 14, 2003                500                      $74.38
Slotnick, Linda J                       January 14, 2003              5,682                      $74.38

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Stevens, Joseph P                       January 14, 2003                3,692                    $74.38
Waldron, John E                         January 14, 2003                2,500                    $74.38
Wolf Jr, William H                      January 14, 2003                  529                    $74.38
Agus, Raanan A                          January 15, 2003                1,974                    $73.65
Auerbach, Neil Z                        January 15, 2003                  500                    $73.65
Bender, Jordan M                        January 15, 2003                  100                    $73.65
Desena, Neil V                          January 15, 2003                1,229                    $73.65
Dubno, Michael B                        January 15, 2003               20,213                    $73.65
Jones, Terrence O                       January 15, 2003                1,395                    $73.65
Lapidus, Gary R                         January 15, 2003                2,000                    $73.65
Sparks, Daniel L                        January 15, 2003                  989                    $73.65
Tuffley, Keith                          January 15, 2003                6,069                    $73.65
Wolf Jr, William H                      January 15, 2003                  250                    $73.65
Byron, Mary D                           January 16, 2003                1,163                    $73.52
Daly, John S                            January 16, 2003                1,000                    $73.52
Desena, Neil V                          January 16, 2003                1,736                    $73.52
Frankel, Oliver L                       January 16, 2003                  934                    $73.52
Himpele, Donald W                       January 16, 2003                2,805                    $73.52
Kogan, Melissa B                        January 16, 2003                2,472                    $73.52
Litt, Bonnie S                          January 16, 2003                  257                    $73.52
Magarro, Christopher J                  January 16, 2003                  968                    $73.52
Mukherjee, Ian                          January 16, 2003                2,500                    $73.52
Parnell, Archie W                       January 16, 2003                  400                    $73.52
Wolf Jr, William H                      January 16, 2003                  500                    $73.52
Andriot, Francois                       January 17, 2003                3,000                    $72.62
Calcano, Lawrence V                     January 17, 2003               16,000                    $72.62
Cotton, Marta Z                         January 17, 2003                1,527                    $72.62
Cramer, Brahm S                         January 17, 2003                2,500                    $72.62
Desena, Neil V                          January 17, 2003                1,737                    $72.62
Doumar Jr., Robert G                    January 17, 2003                 8167                    $72.62
Doumar Jr., Robert G                    January 17, 2003                  457                    $72.62
Erickson, Christian                     January 17, 2003                  200                    $72.62
Greenwald, David J                      January 17, 2003                1,000                    $72.62
Hoogkamp, Gregory T                     January 17, 2003                1,000                    $72.62
Jacob III, William L                    January 17, 2003                2,500                    $72.62
Keusch, Lawrence S                      January 17, 2003                2,739                    $72.62
Mullen, Donald R                        January 17, 2003                3,261                    $72.62
Turner, Christopher H                   January 17, 2003                1,000                    $72.62
Waldron, John E                         January 17, 2003                2,500                    $72.62
Willman, Kenneth W                      January 17, 2003                  400                    $72.62
Yordan, Jaime E                         January 17, 2003               25,000                    $73.15
Ziperski, James P                       January 17, 2003                1,495                    $72.62
Ziperski, James P                       January 17, 2003                  542                    $72.62

The Covered Persons listed below participates in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

COVERED PERSON                          TRADE DATE             NUMBER OF SHARES           PRICE PER SHARE
--------------                          ----------             ----------------           ---------------
Richard T. Roberts                      January 6, 2003              1                          $73.00
Edward Hazel                            January 6, 2003            918                          $73.00
Anthony J. Principato                   January 7, 2003             24                          $72.70
Colin E. King                          January 10, 2003            428                          $74.92

Thomas J. McAdam                       January 15, 2003            2                            $73.51
Richard T. Roberts                     January 15, 2003            1                            $73.51
Edward R. Wilkinson                    January 15, 2003            1                            $73.51

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                                                        NUMBER OF
                                                  NUMBER OF      STRIKE       SALES       NUMBER OF       SHARES
     COVERED PERSON          DATE OF EXERCISE      OPTIONS        PRICE       PRICE      SHARES SOLD     RETAINED
     --------------          ----------------     ---------      ------       -----      -----------    ---------
Matthias Frisch              January 10, 2003     500            53.00        73.72           500              0
John Daly                    January 16, 2003     5,000          53.00        73.51         5,000              0
Linda Slotnick               January 17, 2003     7,576          53.00        73.00             0          7,576

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 24, 2003

                                             By:      /s/  James B. McHugh
                                                      --------------------------
                                             Name:    James B. McHugh
                                             Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                    Description
-------                                    -----------
  A.                Shareholders' Agreement, dated as of May 7, 1999
                    (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

  B.                Form of Agreement Relating to Noncompetition and Other
                    Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C.                Form of Pledge Agreement (the "IPO Pledge Agreement")
                    (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                    Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

  E.                Registration Rights Instrument, dated as of December 10,
                    1999 (incorporated by reference to Exhibit G to Amendment
                    No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

  F.                Supplemental Registration Rights Instrument, dated as of
                    December 10, 1999 (incorporated by reference to Exhibit H to
                    Amendment No. 1 to the Initial Schedule 13D, filed December
                    17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                    Group, L.P. (incorporated by reference to Exhibit I to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                    who are currently managing directors of The Goldman Sachs
                    Group, Inc. (incorporated by reference to Exhibit J to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                    (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

  J.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

  K.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                    trusts (incorporated by reference to Exhibit M to Amendment
                    No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

  L.                Form of Guarantee and Pledge Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

Exhibit                                    Description
-------                                    -----------
  M.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (incorporated by reference to Exhibit O to
                    Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

  N.                Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  O.                Form of Counterpart to Shareholders' Agreement for
                    Transferee Covered Persons (incorporated by reference to
                    Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.                Supplemental Registration Rights Instrument, dated as of
                    June 19, 2000 (incorporated by reference to Exhibit R to
                    Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                    2000 (File No. 005-56295)).

  Q.                Power of Attorney (incorporated by reference to Exhibit X to
                    Amendment No. 14 to the Initial Schedule 13D, filed March
                    29, 2001 (File No. 005-56295)).

  R.                Form of Amended and Restated Member Agreement, dated as of
                    September 10, 2000, and amended and restated as of October
                    26, 2000, between GS Inc. and each SLK Covered Person
                    (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File
                    No. 005-56295)).

  S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                    Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  T.                Supplemental Registration Rights Instrument, dated as of
                    December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed
                    January 23, 2001 (File No. 005-56295)).

  U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person
                    (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                    005-56295)).

  V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                    (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                    005-56295)).

  W.                Form of Guarantee and Pledge Agreement for trusts
                    (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                    No. 005-56295)).

  X.                Form of Pledge Agreement for beneficiaries of trusts
                    (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                    No. 005-56295)).

  Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                    (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                    No. 005-56295)).

Exhibit                                    Description
-------                                    -----------
  Z.                Form of Pledge Agreement for beneficiaries of non-U.S.
                    trusts holding Common Stock through non-U.S. corporations
                    (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                    No. 005-56295)).

  AA.               Supplemental Registration Rights Instrument, dated as of
                    December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                    333-74006) filed by The Goldman Sachs Group, Inc.).

  BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002 (File No.
                    005-56295)).

  CC.               Form of Member Agreement, dated as of May 16, 2002, between
                    GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No.
                    005-56295)).

  DD.               Form of Pledge Agreement, dated as of June 26, 2002, between
                    GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No.
                    005-56295)).

  EE.               Supplemental Registration Rights Instrument, dated as of
                    December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                    333-101093) filed by the The Goldman Sachs Group, Inc.).

  FF.               Form of Written Consent Relating to Sale and Purchase of
                    Common Stock (incorporated by reference to Exhibit FF to
                    Amendment No. 35 to the Initial Schedule 13D, filed January
                    8, 2003 (File No. 005-56295)).